Exhibit 99.2

Revance Reports Positive 6-Month Duration in BELMONT Study

Phase 2 Active Comparator, Double-Blinded, Placebo-Controlled, Multi-Center Trial of RT002

Injectable Botulinum Toxin Type A for the Treatment of Glabellar Lines

- 6-month duration of effect is statistically significant compared to BOTOX® Cosmetic –

- All dose levels of RT002 achieved highly statistically significant, investigator-reported efficacy compared to placebo at Week 4 -

- All dose levels of RT002 appear to be safe and well tolerated –

- Company to host conference call at 8:00 am ET today -

NEWARK, Calif., October 29, 2015 – Revance Therapeutics, Inc. (NASDAQ:RVNC), announced positive 24-week results today from its multi-center BELMONT Phase 2 active comparator study of injectable RT002. The ongoing study for the treatment of glabellar lines in 268 subjects compared the safety, efficacy and duration of effect of three doses of RT002 against placebo, and current market leader, BOTOX Cosmetic/ VISTABEL®. The topline interim data showed that RT002— a botulinum toxin type A investigational drug product candidate for injection— achieved its primary efficacy measurement for all three doses at 4 weeks. The study demonstrated 6-month RT002 median duration of effect based upon at least 1-point improvement in glabellar lines at maximum frown on the Investigator Global Assessment-Facial Wrinkle Severity (IGA-FWS) scale.

Key interim results of the BELMONT trial

•	The 4 week primary efficacy measurement of at least 1-point improvement in frown lines based on the IGA-FWS scale for all three doses (20 Units, 40 Units and 60 Units) of RT002 was highly statistically significant (p < 0.001) as compared to placebo for all three doses.

•	All doses of RT002 achieved a 100 percent response rate of at least 1-point improvement in frown lines, based on the IGA-FWS scale at 4 weeks versus a 95 percent response rate for BOTOX Cosmetic.

•	RT002 efficacy showed a dose response. RT002 40U was statistically significant to BOTOX Cosmetic on all three responder definitions for the IGA-FWS median duration of effect. On the IGA-FWS duration of response.RT002 demonstrated a 23.6 week median duration versus BOTOX Cosmetic with an 18.8 week median duration (p=0.020).

•	More than twice as many RT002 40U and 60U subjects in the study maintained none or mild wrinkles on the IGA-FWS scale as compared to BOTOX Cosmetic at Week 16 (p≤0.002).

•	Subject-reported outcomes were consistent with investigator findings of duration and efficacy of RT002.

•	Across all cohorts, RT002 appeared to be generally safe and well-tolerated. Adverse events were generally mild, localized and transient. For RT002 20U and 40U, no subjects experienced ptosis (eyelid droop). There were no serious adverse events or evidence of any systemic exposure at any of the three doses evaluated.

“The BELMONT study, using some of the top botulinum toxin injectors, was designed to further demonstrate the effectiveness and duration of RT002 versus BOTOX Cosmetic, the current market leader. The interim results are compelling,” said Dan Browne, President and Chief Executive Officer at Revance. “The results clearly support that 40U is the right dose to take forward. We plan to report BELMONT’s final study results and to conduct an End-of-Phase 2 meeting with the FDA in the first half of next year. We expect to begin Phase 3 clinical studies in the second half of 2016. Assuming the duration observed in our Phase 3 studies is consistent with the results reported today, we believe the collective data should support a 6-month duration label.”

“Botulinum toxin use for frown lines is one of the most popular procedures requested by patients in my practice,” said Jean D. Carruthers, MD, Clinical Professor, at University of British Columbia, Medical Director at Jean Carruthers Cosmetic Surgery Inc., a lead investigator for the RT002 BELMONT trial, and one of the world’s foremost leaders in aesthetic botulinum toxin use. “With BELMONT, Revance has done something that has never been done before in a neurotoxin Phase 2 clinical program in terms of demonstrating superior duration of effect in an active comparator study. The 100 percent achievement of at least a 1-point improvement on the Facial Wrinkle Severity Scale seen as early as two weeks in all dose groups is impressive. The 6-month duration makes this a likely game changer in our aesthetic practices. Currently many of my patients come in year after year on a quarterly basis for botulinum toxin injections. With RT002 they could get their botulinum toxin treatments on a bi-annual basis, which conveniently coincides with a large percentage of my patients who receive fillers or other treatments for pan facial uses.”

“We believe multiple aesthetic and therapeutic indications within the estimated $3 billion global neurotoxin market may benefit from RT002’s solid safety profile and sustained duration, including muscle movement disorders and pain management,” Browne continued. “Our botulinum toxin Type A, combined with our proprietary TransMTS® peptide technology, provides a significant scientific advancement in neurotoxin therapy that has the potential to meaningfully expand the injectable market.”

BELMONT Phase 2 Study Design

BELMONT is a Phase 2, randomized, double-blind, dose-ranging, active comparator and placebo-controlled, multi-center study conducted at key sites in Canada. The study evaluates the safety, efficacy and duration of three doses of RT002 (RTT150 (Botulinum Toxin Type A) for Injection, 20U, 40U or 60U), compared to the labeled dose of the current market leader BOTOX Cosmetic 20U (or VISTABEL as trademarked in Canada) and a placebo control in treating glabellar lines. The BELMONT study enrolled 268 subjects with moderate to severe glabellar lines during maximum frown. The primary efficacy measurements for the study, consistent with the BOTOX Cosmetic label, are the investigator’s assessment of glabellar line severity at maximum frown (IGA-FWS) and median duration of effect from the date of treatment to when a subject reverts back to baseline severity. Subjects in the BELMONT study were randomized equally across five study groups receiving one of three doses of RT002, the active comparator or placebo. The results today are based on the interim 24-week results, and the trial continues to follow a subset of subjects for up to 36 weeks or until they return to baseline. Additional information about the trial can be found at www.clinicaltrials.gov, Clinical trial identifier NCT02303002.

Conference Call

Revance management will host a conference call and webcast today at 8:00 am ET. Individuals interested in listening to the conference call today, October 29, at 5:00am PT/8:00 am ET may do so by dialing (855) 453-3827 for domestic callers, or (484) 756-4301 for international callers and reference conference ID: 59573766; or from the webcast link in the investor relations section of the Company’s website at: www.revance.com.

A replay of the call will be available beginning October 29, 2015 at 8:00 am PT/11:00 am ET through midnight on October 29, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 59573766. The webcast will be available in the investor relations section on the Company’s website for 30 days following the completion of the call.

About Glabellar Lines

The glabella is the skin between the eyebrows and above the nose. Glabellar lines (often called “frown lines”) are those vertical lines that develop between the eyebrows and may appear as a single vertical line or as two or more lines and may also appear angled towards the inner corners of the eyebrows. When you frown, the muscles of the lower forehead contract in a downward direction causing the skin between the eyebrows to crease. Lines are formed by the repeated action of frowning due to the lack of elasticity in the skin. Age, sun exposure, and genetics are contributing factors. Botulinum toxin is used to block the nerve impulses, temporarily paralyzing the muscles that cause the frown lines, giving the skin a smoother, more refreshed appearance.

Based on data from UBS Global Research, the global market for aesthetic treatments with neurotoxins represented about a $1.4 million market in 2014 and according to the American Society for Aesthetic Plastic Surgery, botulinum toxin treatment is the number one nonsurgical cosmetic procedure in the U.S. glabellar line treatment represents the largest segment of that market.

About RT002

Investigational drug product candidate RT002, RTT150 (Botulinum Toxin Type A) for Injection, combines Revance’s proprietary, pure 150kD botulinum toxin type A molecule, without any accessory proteins or animal derived components, with Revance’s patented TransMTS® peptide technology. RT002 is designed to offer targeted delivery to the intended treatment sites, while reducing its spread beyond the site of local injection. RT002 is in clinical development for the treatment of glabellar (frown) lines and for cervical dystonia, and has the potential to address additional therapeutic indications in movement disorders, pain, urology, ophthalmology, and other potential uses where targeted delivery is required or long duration is desired.

About Revance Therapeutics, Inc.

Revance is a specialty biopharmaceutical company focused on the development, manufacturing and commercialization of novel botulinum toxin products for multiple aesthetic and therapeutic indications. The company is leveraging its proprietary portfolio of botulinum toxin compounds combined with its patented TransMTS® peptide delivery system to address unmet needs in the large and growing neurotoxin markets. Revance’s proprietary TransMTS technology enables delivery of botulinum toxin A through two novel drug product candidates, a needle-free topical form and an injectable form that may localize the drug to the site of injection, resulting in a targeted and potentially long-lasting delivery. Revance is pursuing clinical development for drug product candidates RT001 topical and RT002 injectable in a broad spectrum of aesthetic and therapeutic indications. The company holds worldwide rights for all indications of RT001, RT002 and the TransMTS technology platform. More information on Revance Therapeutics can be found at www.revance.com.

“Revance Therapeutics”, TransMTS® and the Revance logo are registered trademarks of Revance Therapeutics, Inc.

*BOTOX® and VISTABEL® are registered trademarks of Allergan, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about our RT002 investigational drug product candidate, including but not limited to, statements about the features and benefits, business strategy, goals and market for our anticipated products, approval, plans and prospects and statements about potential benefits of our drug product candidates and our technologies.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the outcome, cost and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; our ability to obtain funding for our operations; our plans to research, develop and commercialize our drug product candidates; our ability to achieve market acceptance of our drug product candidates; unanticipated costs or delays in research, development and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our drug product candidates; our ability to successfully commercialize our drug product candidates and the timing of commercialization activities; the rate and degree of market acceptance of our drug product candidates; our ability to develop sales and marketing capabilities; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Revance’s periodic filings with the Securities and Exchange Commission (the “SEC”), including factors described in the section entitled “Risk Factors” section of our quarterly report on Form 10-Q filed August 7, 2015. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements.

Contacts

Investors:

Revance Therapeutics

Jeanie Herbert

(714) 325-3584

jherbert@revance.com

Westwicke Partners

Leigh Salvo

(415) 513-1281

leigh.salvo@westwicke.com

Trade Media:

Nadine Tosk

(504) 453-8344

nadinepr@gmail.com